Exhibit 10.15

December 4, 2001

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned (“Debtor”) hereby promises to pay to Inverness Medical Innovations, Inc. or its successor (“Payee”), at such place or places as may be specified by Payee or any holder hereof, in legal tender of the United States of America, the principal amount of $1,549,750.00 (the “Principal”), with interest at the fixed rate of 3.97% per annum, compounded annually, on the unpaid balance. Interest shall be payable on each anniversary of the date hereof commencing December 4, 2002.  The Principal, with accrued interest thereon, unless earlier paid in full upon becoming due and payable pursuant to the third paragraph of this Note, shall be due and payable on December 4, 2006 (the “Repayment Date”).

The Payee shall have recourse against any assets of the Debtor up to (i) 25% of the Principal amount hereof reduced by 25% of each payment of Principal made by or on behalf of the Debtor from any source (the “Recourse Principal”) and (ii) the full amount of accrued interest under this Note (it being understood that the Debtor shall be personally obligated for the payments of interest hereunder) (the “Recourse Interest”).  In addition, the Payee shall have full recourse against the shares of capital stock of the Payee acquired by the Debtor pursuant to a Non-Qualified Stock Option Agreement dated of even date herewith (such agreement, the “Option Agreement” and such shares, the “Collateral”) and the Debtor shall pledge the Collateral pursuant to a Pledge Agreement substantially in the form attached hereto as Exhibit A (the “Pledge Agreement”).  Prior to the Repayment Date, the Principal, with accrued interest thereon, shall become due and payable in whole or in part upon any sale by the Debtor of the Collateral pursuant to the terms set forth below.  The Debtor shall pay to Payee, within ten (10) days after receipt thereof, the net after-tax proceeds from any sales by the Debtor of the Collateral in reduction of Principal until such time as the Principal has been paid in full, and in connection with each such payment shall pay accrued but unpaid interest on the amount so paid.  For purposes hereof, the term “net after-tax proceeds” means the amount received upon any sale or part sale of the Collateral, less brokerage commissions or underwriting discounts, other expenses of every kind, including documentary, excise and other taxes, if any, directly relating to the sale and an amount equal to the federal, state and local taxes on any gain from such sale (as determined by multiplying the amount of such gain by the combined maximum federal, state and local tax rate applicable to the sale of the Collateral by the Debtor, taking into account the holding period for the Collateral and any federal income tax deduction for state and local income taxes) (all such deductions together being the “Deductions”).   All sums paid by the Debtor or otherwise received by Payee on account of sums owing hereunder, shall be first used to satisfy interest accrued hereunder and then used to satisfy Principal.  Amounts applied against Principal shall be deemed to reduce the Recourse Principal on a proportionate basis.  The foregoing notwithstanding, the proceeds received from a foreclosure sale of any Collateral shall first be used to satisfy any Recourse Principal, then to satisfy any remaining Principal and finally to satisfy the Recourse Interest.

Upon a Termination Event (as defined in the Option Agreement), the aggregate unpaid balance of Principal and accrued interest shall be immediately due and payable.

In case an Event of Default (as defined in the Pledge Agreement) shall occur, the aggregate unpaid balance of Principal and accrued interest may be declared to be due and payable in the manner and with the effect provided in the Pledge Agreement.

To the extent permitted by law, Debtor may pay all or a portion of the principal balance hereof and accrued interest herein by redeeming for their fair market value at the time of redemption any shares of Common Stock of the Payee held by the Debtor.

Debtor expressly waives presentment for payment, protest and demand, notice of protest, demand and dishonor and expressly agrees that this Note may be extended from time to time without in any way affecting the liability of Debtor.  No delay or omission on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.

This Note may from time to time be extended by Payee, with or without notice to Debtor, and any related right may be waived, exchanged, surrendered or otherwise dealt with, all without affecting the liability of Debtor, in each case in the sole discretion of Payee.

This Note may not be changed, modified or terminated orally, but only by an agreement in writing and signed by the Debtor and Payee.  This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles, and shall be binding upon the successors and assigns of Debtor and inure to the benefit of Payee and its successors, endorsees and assigns.

DEBTOR:

/s/ Jerry McAleer
Name: Jerry McAleer

Address:	52 Noble’s Close
Grove, Wantage
Oxon OX12 0NR
United Kingdom